                                                                    EXHIBIT 99.1
[LOGO OF SPARTON CORPORATION]                                       NEWS RELEASE


     SPARTON CORPORATION COMPLETES ACQUISITION OF ASTRO INSTRUMENTATION LLC

JACKSON, Mich.--(BUSINESS WIRE)--May 31, 2006--Electronics Design and Manufacturing (EMS) service provider, Sparton Corporation (NYSE:SPA) announced that it signed a membership purchase agreement and completed the acquisition of Astro Instrumentation, LLC ("Astro") on May 31, 2006.

Astro is a privately owned company located in Strongsville, Ohio and has been in business for approximately 5 years. Astro was formed in 2000 by Hal Waldman and Doug Wood of Pittsburgh, Pennsylvania who owned the company through intervening entities. Astro's audited sales volume for the year ended December 31, 2005, was approximately $33 million.

The purchase price is approximately $26.15 million. Additional consideration may be paid to the sellers over the four years following the closing based on a percentage of earnings before interest and taxes. Under the terms of the Purchase Agreement, Mr. Waldman and Mr. Wood entered into non-competition agreements with the Company.

Astro designs, manufactures and sells a variety of specialized medical products, generally involving high-quality medical laboratory test equipment. Astro operates from a 40,000 square foot facility in an industrial park. A 20,000 square foot addition to the facility is now under construction.

Sparton's intent is to operate the business as a wholly-owned subsidiary at its present location and with the current operating management and staff.

                          About Sparton Corporation

Sparton Corporation (NYSE:SPA), now in its 106th year, provides design engineering and electronics contract manufacturing services, which, including the Astro acquisition, utilizes eight manufacturing locations encompassing nearly 915,000 sq. ft in North America and Vietnam. In addition to strong core competencies including surface mount technology (SMT), plated through-hole
(PTH), printed circuit board assembly (PCBA) and complete assembly manufacturing capabilities, Sparton offers a complete range of pre-manufacturing, post-manufacturing and engineering services. Pre-manufacturing services include product development, concurrent engineering, design for test (DFT), design for manufacturing (DFM), design for assembly (DFA), printed circuit board design and quick-turn prototyping. Post-manufacturing services include repair depot, direct ship, distribution management to field support.

                    Safe Harbor and Fair Disclosure Statement

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: To the extent any statements made in this release contain information that is not historical, these statements are essentially forward-looking and are subject to risks and uncertainties, including the difficulty of predicting future results, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission (SEC). The matters discussed in this press release may also involve risks and uncertainties concerning Sparton's services described in Sparton's filings with the SEC. In particular, see the risk factors described in the Company's most recent Form 10K and Form 10Q. Sparton assumes no obligation to update the forward-looking information contained in this press release.


                                     # # #